Exhibit 99.1

FOR IMMEDIATE RELEASE	801 E. 86th Avenue
May 2, 2008	Merrillville, IN 46410

FOR ADDITIONAL INFORMATION
Media	Investors
Tom Cuddy	Randy Hulen
Director, Communications	Director, Investor Relations
(219) 647-5581	(219) 647-5688
tcuddy@nisource.com	rghulen@nisource.com
NiSource’s First Quarter 2008 Earnings in-line with Outlook
•	Gas Distribution rate cases filed
•	Gas Transmission & Storage growth projects advance
•	Robust Indiana regulatory agenda on track
MERRILLVILLE, Ind. — NiSource Inc. (NYSE: NI) today announced net operating earnings (non-GAAP) of $189.3 million, or 69 cents per share, for the three months ended March 31, 2008, a decrease from $205.4 million, or 75 cents per share, for the first quarter of 2007. Operating earnings (non-GAAP) were $394.7 million, compared to $428.5 million for the same period in 2007.
First quarter net operating earnings, compared with the year-ago period, were affected by non-recoverable purchased power expenses and non-recoverable Midwest Independent System Transmission Operator (MISO) charges relating to prior periods, as well as increased operating and maintenance expenses. These impacts were partially offset by higher net revenues and lower interest expense.
“NiSource’s first-quarter results are consistent with our business outlook and squarely in step with the earnings guidance of $1.25 to $1.35 per share we have provided for the 2008-2010 timeframe,” NiSource President and Chief Executive Officer Robert C. Skaggs, Jr., noted. “As we continue to execute on an expansive range of regulatory, commercial and infrastructure-driven investment initiatives across our business segments, we are establishing sustainable drivers of long-term earnings and cash flow growth for our shareholders.”
Skaggs highlighted examples of continued execution of the NiSource balanced, four-part business plan in each of the company’s primary business segments. NiSource’s strategy centers on expansion of and commercial growth in its gas transmission and storage business; regulatory and commercial initiatives at its regulated utilities; financial management and process and expense management.
Gas Distribution rate cases filed
During the first quarter, two of NiSource’s largest gas distribution utilities filed for infrastructure-driven base rate increases. In Pennsylvania, Columbia Gas of Pennsylvania (CPA) on January 28, 2008, filed for a rate increase with the Pennsylvania Public Utility Commission of approximately $60 million annually, or approximately 10 percent. The rate case synchronizes with the launch of CPA’s 20-year, $1.4 billion gas distribution investment program, as well as the company’s efforts to support legislation that would facilitate the timely recovery of costs associated with natural gas infrastructure improvements. The increase is expected to become effective in the fourth quarter of this year.

Meanwhile, in neighboring Ohio, Columbia Gas of Ohio (COH) on March 3, 2008, filed a base rate case with the Public Utilities Commission of Ohio (PUCO), seeking an annual revenue increase of approximately 6 percent, or nearly $80 million, with new base rates also expected to become effective in the fourth quarter. The filing is integrated with COH’s 25-year, $2 billion-plus infrastructure replacement program. The stage was set for the COH rate case on December 28, 2007, when the company reached a landmark agreement with regulatory stakeholders that establishes the framework for operations under the company’s Customer CHOICESM program for the next several years and provides for a wholesale gas supply auction by early 2010.
In addition, the PUCO on April 9, 2008 approved, with minor modifications, a joint stipulation COH reached with regulatory stakeholders that clarifies the company’s operational responsibilities for customer-owned service lines and risers. The stipulation establishes a recovery mechanism to collect certain costs associated with the repair or replacement of the service lines and risers. COH expects to make an investment of approximately $120 million under this program over the next several years.
“A central feature of NiSource’s long-term strategy continues to be synchronization of our significant infrastructure replacement programs and enhancement projects with thoughtful, collaborative regulatory initiatives such as those underway in Pennsylvania and Ohio,” Skaggs said. “Successful execution of these initiatives requires sharp management focus, as well as a commitment to develop and implement constructive, collaborative approaches to address business and regulatory issues affecting our company and our customers. I am pleased with the progress our Gas Distribution team is making in advancing our plans and am confident that we will deliver on our commitments.”
Skaggs noted that on March 17, 2008, NiSource welcomed Jimmy D. Staton as its new Group CEO for its Gas Distribution segment, providing a central point of responsibility for the company’s various gas distribution operations, infrastructure investment programs and regulatory initiatives in Kentucky, Maryland, New England, Ohio, Pennsylvania and Virginia. Staton’s appointment completes the company’s transition to a business unit leadership approach, with Eileen O’Neill Odum leading NiSource’s Indiana business operations, and Chris Helms leading NiSource Gas Transmission & Storage.
Also in the Gas Distribution segment, on February 19, 2008, NiSource announced that Unitil Corporation agreed to purchase Northern Utilities and Granite State Gas Transmission from NiSource for $160 million plus an estimated $25 million for natural gas storage inventory and other working capital items. The transaction, which is expected to close by the fourth quarter of 2008, is subject to certain regulatory reviews and approvals, including approval by the Maine Public Utilities Commission and the New Hampshire Public Utilities Commission.
Gas Transmission & Storage growth projects advance
During the first quarter, the NiSource Gas Transmission & Storage (NGT&S) segment also continued to develop and execute on a steady stream of pipeline and storage growth projects.
On January 16, 2008, the Federal Energy Regulatory Commission (FERC) issued a certificate authorizing the Eastern Market Expansion Project, a nearly 100,000 dekatherm-per-day expansion of the NGT&S pipeline, compression and storage network to serve markets in the Mid-Atlantic region. Four customers, including Washington Gas, Columbia Gas of Virginia, the City of Charlottesville, Virginia, and Easton Utilities, have executed 15-year contracts for the combined storage and transportation services. Construction on the Eastern Market Expansion began in April and is scheduled to be completed in the second quarter of 2009.

NGT&S also filed a certificate application with the FERC on March 11, 2008, to expand its ability to deliver natural gas from the Appalachian Supply Basin in southern West Virginia and eastern Kentucky. The $40 million Appalachian Expansion Project is comprised of a 9,470 horsepower compressor station along Columbia Gas Transmission’s existing pipeline system in Lincoln County, W.Va., enabling it to transport an incremental 100,000 dekatherms of natural gas per day. The project is underpinned by 15-year contracts with CNX Gas Co. LLC, Equitable Production Co., and Chesapeake Appalachian LLC. Subject to approval by the FERC, the project is expected to be in-service during the fourth quarter of 2009.
An open season was announced by NGT&S on February 14, 2008, for the potential construction of the New Penn Pipeline, which could provide up to 500,000 dekatherms of firm transportation service from the Leidy storage facilities in Pennsylvania to a new interconnection with Millennium Pipeline Company (Millennium) in Steuben County, NY.
Also, on April 11, 2008, the FERC authorized Millennium’s implementation plan for its 2008 construction activities. The Millennium project is expected to be placed in service in the fourth quarter of this year.
“Our NGT&S team is making significant investments in new energy infrastructure projects that are designed to provide enhanced supply access and to meet continued demand growth throughout its market area,” Skaggs said. “Moving forward aggressively with these expansion projects and infrastructure investments is a key ingredient in our long-term growth plan.”
Skaggs also noted that NiSource is continuing its development of a Master Limited Partnership (MLP) as a key component of its NGT&S growth strategy. In December 2007, NiSource’s new subsidiary, NiSource Energy Partners, L.P., filed a registration statement with the U.S. Securities and Exchange Commission (SEC). The MLP’s initial asset will be Columbia Gulf Transmission Company (Columbia Gulf), a 3,400-mile pipeline system extending from Louisiana to the Kentucky-West Virginia border.
Skaggs said that Columbia Gulf’s Hartsville, Tennessee, compressor station was severely damaged by a tornado at the facility on February 5, 2008. Since the damage occurred, a concerted effort has been underway to restore the lost horsepower capacity at Hartsville, on both a near-term and long-term basis. Temporary compression arrangements are expected to be in place at Hartsville within the next few months and the permanent solution is expected to be completed during the latter part of 2009.
“I can’t overemphasize the tremendous and tireless efforts of our NGT&S team in responding to the Hartsville tornado and managing the horsepower restoration process,” Skaggs said. “While this natural disaster certainly has been a setback and will delay our MLP initial public offering by some months, we have a solid game plan in place to fully restore operations at the station and the NGT&S team remains focused on executing its growth strategy.”
Robust Indiana regulatory agenda on track
Skaggs noted that Northern Indiana Public Service Company (NIPSCO) remains on track with a coordinated series of initiatives related to investments in new electric generation capacity and the mid-year filing of an electric rate case with the Indiana Utility Regulatory Commission (IURC).
Among the company’s key early-2008 initiatives is the securing of necessary regulatory approvals to purchase the Sugar Creek Power Plant, a 535-megawatt (MW) combined cycle natural gas facility in Terre Haute, Ind. NIPSCO’s Integrated Resource Plan (IRP), filed with the IURC on November 1, 2007, indicated a need for electric generating capacity of approximately 1,000 MW over the next several years. On January 25, 2008, NIPSCO filed for approvals from the IURC and the FERC to purchase the Sugar Creek plant. FERC approval was received on February 27, 2008, and IURC approval is expected in the second quarter.

NIPSCO’s purchase of the additional gas-fired combined generating capacity is in line with a series of steps taken in 2007 to address customer needs and set the stage for the company’s electric rate case, which it will file in the second quarter of this year. Those steps included a settlement reached by NIPSCO with regulatory stakeholders and large customers resolving matters related to the cost of purchased electric power to meet growing demand. That settlement included a “benchmark” provision that governs the allocation of costs for purchased power between customers and NIPSCO. The benchmark defines the price below which customers will pay for power purchases and above which NIPSCO must absorb a portion of the costs. The benchmark is based on the costs of power generated by a hypothetical natural gas-fired combined cycle generating facility using gas purchased by and delivered to NIPSCO. As anticipated, the benchmark has resulted in NIPSCO absorbing some purchased power costs that reduced net revenues during the first quarter of 2008.
“It is important to note that our purchased power settlement contemplates NIPSCO adding generating capacity to its existing portfolio and that the benchmark will be adjusted as new capacity is added,” Skaggs said. “NIPSCO’s nearly $330 million investment in Sugar Creek will significantly mitigate the impact of the settlement going forward. It is also important to note that the settling parties agreed to support NIPSCO’s deferral and future recovery of carrying costs and depreciation associated with the acquisition of new generating facilities.”
In addition to the purchase of the Sugar Creek facility, NIPSCO is working to address its long-term capacity needs in the form of renewable wind-energy supplies and conservation programs. Also, in light of BP Alternative Energy North America Inc.’s (BPAE) pending purchase of the Whiting Clean Energy facility from NiSource, discussed below, NIPSCO is in the process of evaluating a variety of options to meet its future generating capacity needs.
Skaggs also noted that NIPSCO is nearing completion of its $315 million investment related to its NOx compliance program. The program has included the installation of NOx pollution control systems at all three of the company’s coal fired generating stations. The costs associated with this program are recovered by NIPSCO under its environmental tracker mechanism.
“Eileen Odum and her team are committed to providing our electric customers throughout Northwest Indiana with a safe, reliable, and long-term supply of electricity to meet their growing needs,” Skaggs added. “In addition, the NIPSCO team is intently focused on presenting, and ultimately resolving, its landmark 2008 rate case in a manner that meets the needs of the company and its many stakeholders.”
First Quarter 2008 Operating Earnings — Segment Results (non-GAAP)
Operating earnings for NiSource’s business segments for the three months ended March 31, 2008, are discussed below.
Gas Distribution Operations reported operating earnings of $255.5 million compared to operating earnings of $250.9 million for the first quarter of 2007. Net revenues, excluding the impact of trackers, increased $15.2 million primarily attributable to increased residential and commercial volumes and regulatory initiatives and other service programs. Operating expenses, excluding the impact of trackers, were $9.1 million higher than the comparable quarter due primarily to increases in employee and administrative costs, environmental expenses pertaining to former manufactured gas plant sites and other taxes.
Gas Transmission and Storage Operations reported operating earnings of $104.4 million versus operating earnings of $107.3 million in the first quarter of 2007. The decrease resulted primarily from higher operating expenses and the impact of business interruption insurance proceeds that improved last year’s results. Operating expenses increased by $4.6 million, excluding the impact of trackers which are offset in revenues, due to higher pipeline integrity management costs and employee and administrative costs. Partially offsetting these impacts were higher net revenues from firm capacity reservation fees. This was the result of higher Columbia Gas Transmission transportation deliveries from the Hardy storage field and incremental demand revenues from new interconnects along the Columbia Gulf pipeline system.

Electric Operations reported operating earnings of $38 million versus operating earnings of $73.3 million from the same quarter last year. Lower net revenues and higher operating expenses both contributed to the lower operating earnings. Net revenue decreased by $15.7 million due primarily to non-recoverable purchased power costs and non-recoverable MISO charges, which total $11.4 million. Lower residential and commercial margins in the quarter were partially offset by higher industrial and wholesale margins. Operating expenses increased by $19.6 million due primarily to higher employee and administrative costs and electric generation and maintenance expenses. A portion of the increase in employee and administrative costs was due to accounting adjustments that reduced benefit expenses by $5.7 million during 2007. The higher generation and maintenance expenses of $7.4 million were primarily due to planned turbine and boiler maintenance and a generator overhaul.
Other Operations reported an operating earnings loss of $0.5 million compared with operating earnings of $0.3 million in the prior year period. These operating earnings results no longer include earnings associated with the Whiting Clean Energy (WCE) facility. On April 18, 2008, NiSource reached an agreement with BPAE for its purchase of the WCE facility. The transaction is expected to close within a few months. As a result, earnings associated with WCE’s operations have been reclassified to discontinued operations for the current and comparable periods. Other Operations primarily include commercial and industrial gas marketing activities.
Other Items
Interest expense decreased by $7.3 million during the first quarter, due primarily to lower short-term interest rates and the retirement late in 2007 of high-cost debt associated with the WCE facility.
Income from Continuing Operations (GAAP)
On a GAAP basis, NiSource reported income from continuing operations for the three months ended March 31, 2008, of $189.4 million, or 69 cents per share, compared with $206.5 million, or 75 cents per share, in the same period a year ago. Operating income was $394.8 versus $430.4 million in 2007. The decrease in earnings was primarily due to the impacts already discussed.
In the first quarter of 2008, NiSource began accounting for the operations of Northern Utilities, Granite State Gas and Whiting Clean Energy as discontinued operations. As such, net income of $6 million, or 2 cents per share, from continuing operations was classified as net income from discontinued operations for the three months ended March 31, 2008, and $2.7 million, or 1 cent per share, was reclassified for the three months ended March 31, 2007. In the first quarter of 2008, NiSource recorded an estimated after-tax loss of $96.1 million (35 cents per share) for the disposition of these operations. Net assets for Northern Utilities, Granite State Gas and Whiting Clean Energy of $397.4 million and $481.9 million have been reclassified to assets and liabilities held for sale on the Consolidated Balance Sheet as of March 31, 2008 and December 31, 2007, respectively.
Refer to Schedule 1 for a complete list of the items included in 2008 and 2007 GAAP Income from Continuing Operations but excluded from net operating earnings.
Definition of non-GAAP measures
NiSource focuses on net operating earnings and operating earnings, which are both non-GAAP measures, because management believes these measures better represent the fundamental earnings strength and performance of the company. NiSource uses these measures internally for budgeting, for reporting to the board of directors, and for purposes of determining the payout under NiSource’s annual incentive compensation plan for its employees.
Net operating earnings are a non-GAAP financial measure that NiSource defines as income from continuing operations determined in accordance with Generally Accepted Accounting Principles (GAAP) adjusted for certain items. Operating earnings are operating income determined in accordance with GAAP adjusted for certain items such as weather, restructuring and transition costs related to the outsourcing contract with IBM, gains and losses on the sale of assets and asset impairments, certain reserve adjustments and other items.
See Schedule 1 and Schedule 2 of this news release for the reconciliations of net operating earnings and operating earnings, respectively, to GAAP.
About NiSource
NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F
Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of NiSource and its management. Although NiSource believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that the forward-looking statements in this presentation are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: weather; fluctuations in supply and demand for energy commodities; growth opportunities for NiSource’s businesses; increased competition in deregulated energy markets; the success of regulatory and commercial initiatives; dealings with third parties over whom NiSource has no control; the success of NiSource’s restructuring of its outsourcing agreement; actual operating experience of NiSource assets; the regulatory process; regulatory and legislative changes; changes in general economic, capital and commodity market conditions; and counter-party credit risk.
# # #

NiSource Inc.
Consolidated Net Operating Earnings (Non — GAAP)
(unaudited)

Three Months Ended March 31, (in millions, except per share amounts)	2008	2007

Net Revenues
Gas Distribution	$2,230.6	$1,839.6
Gas Transportation and Storage	357.2	344.3
Electric	331.1	326.0
Other	371.0	330.1

Gross Revenues	3,289.9	2,840.0
Cost of Sales (excluding depreciation and amortization)	2,248.5	1,802.1

Total Net Revenues	1,041.4	1,037.9

Operating Expenses
Operation and maintenance	318.8	288.3
Operation and maintenance — trackers	90.7	87.9
Depreciation and amortization	135.6	134.3
Other taxes	56.7	55.6
Other taxes — trackers	46.9	44.8

Total Operating Expenses	648.7	610.9

Equity Earnings in Unconsolidated Affiliates	2.0	1.5

Operating Earnings	394.7	428.5

Other Income (Deductions)
Interest expense, net	(91.8)	(99.1)
Other, net	(1.5)	(2.9)

Total Other Income (Deductions)	(93.3)	(102.0)

Operating Earnings From Continuing Operations Before Income Taxes	301.4	326.5
Income Taxes	112.1	121.1

Net Operating Earnings from Continuing Operations	189.3	205.4

GAAP Adjustment	0.1	1.1

GAAP Income from Continuing Operations	$189.4	$206.5

Basic Net Operating Earnings Per Share from Continuing Operations	0.69	0.75

GAAP Basic Earnings Per Share from Continuing Operations	0.69	0.75

Basic Average Common Shares Outstanding (millions)	273.9	273.6

NiSource Inc.
Segment Operating Earnings (Non-GAAP)

Gas Distribution Operations
Three Months Ended March 31, (in millions)	2008	2007

Net Revenues
Sales Revenues	$2,448.4	$2,050.4
Less: Cost of gas sold	1,828.6	1,448.8

Net Revenues	619.8	601.6

Operating Expenses
Operation and maintenance	159.8	152.8
Operation and maintenance — trackers	78.2	75.8
Depreciation and amortization	56.7	56.0
Other taxes	22.7	21.3
Other taxes — trackers	46.9	44.8

Total Operating Expenses	364.3	350.7

Operating Earnings	$255.5	$250.9

GAAP Adjustment	(0.6)	3.2

GAAP Operating Income	$254.9	$254.1

Gas Transmission and Storage Operations
Three Months Ended March 31, (in millions)	2008	2007

Net Revenues
Transportation revenues	$184.8	$182.1
Storage revenues	45.6	45.9
Other revenues	0.9	1.0

Total Revenues	231.3	229.0
Less: Cost of gas sold	—	(0.3)

Net Revenues	231.3	229.3

Operating Expenses
Operation and maintenance	73.2	69.6
Operation and maintenance — trackers	11.0	10.1
Depreciation and amortization	29.3	28.8
Other taxes	15.4	15.0

Total Operating Expenses	128.9	123.5

Equity Earnings in Unconsolidated Affiliates	2.0	1.5

Operating Earnings	$104.4	$107.3

GAAP Adjustment	0.4	(0.7)

GAAP Operating Income	$104.8	$106.6

NiSource Inc.
Segment Operating Earnings (Non-GAAP) (continued)

Electric Operations
Three Months Ended March 31, (in millions)	2008	2007

Net Revenues
Sales Revenues	$332.3	$327.1
Less: Cost of sales	149.6	128.7

Net Revenues	182.7	198.4

Operating Expenses
Operation and maintenance	81.2	59.5
Operation and maintenance — trackers	1.5	2.0
Depreciation and amortization	47.4	48.0
Other taxes	14.6	15.6

Total Operating Expenses	144.7	125.1

Operating Earnings	$38.0	$73.3

GAAP Adjustment	0.4	(0.3)

GAAP Operating Income	$38.4	$73.0

Other Operations
Three Months Ended March 31, (in millions)	2008	2007

Net Revenues
Products and services revenue	$359.3	$321.7
Less: Cost of products sold	352.1	313.5

Net Revenues	7.2	8.2

Operating Expenses
Operation and maintenance	5.4	5.8
Depreciation and amortization	0.7	0.6
Other taxes	1.6	1.5

Total Operating Expenses	7.7	7.9

Operating Earnings (Loss)	$(0.5)	$0.3

GAAP Adjustment	—	(0.1)

GAAP Operating Income (Loss)	$(0.5)	$0.2

Corporate
Three Months Ended March 31, (in millions)	2008	2007

Operating Earnings (Loss)	$(2.7)	$(3.3)

GAAP Adjustment	(0.1)	(0.2)

GAAP Operating Income (Loss)	$(2.8)	$(3.5)

NiSource Inc.
Segment Volumes and Statistical Data

Gas Distribution Operations
Three Months Ended March 31,	2008	2007

Sales and Transportation (MMDth)
Residential	137.4	134.2
Commercial	78.0	74.4
Industrial	103.2	105.2
Off System	37.4	18.6
Other	0.5	0.3

Total	356.5	332.7

Weather Adjustment	(0.6)	(2.4)

Sales and Transportation Volumes — Excluding Weather	355.9	330.3

Heating Degree Days	2,679	2,623
Normal Heating Degree Days	2,665	2,636
% Colder (Warmer) than Normal	1%	(0%)

Customers
Residential	3,050,085	3,051,512
Commercial	280,729	281,306
Industrial	8,039	8,152
Other	77	75

Total	3,338,930	3,341,045

Gas Transmission and Storage Operations
Three Months Ended March 31,	2008	2007

Throughput (MMDth)
Columbia Transmission
Market Area	386.4	385.2
Columbia Gulf
Mainline	159.7	147.1
Short-haul	75.0	40.5
Columbia Pipeline Deep Water	0.2	0.8
Crossroads Gas Pipeline	10.1	10.2
Intrasegment eliminations	(132.0)	(128.2)

Total	499.4	455.6

NiSource Inc.
Segment Volumes and Statistical Data (continued)

Electric Operations
Three Months Ended March 31,	2008	2007

Sales (Gigawatt Hours)
Residential	806.8	845.2
Commercial	944.0	928.0
Industrial	2,514.0	2,341.8
Wholesale	144.7	137.3
Other	34.8	26.7

Total	4,444.3	4,279.0

Weather Adjustment	(9.5)	0.4

Sales Volumes — Excluding Weather impacts	4,434.8	4,279.4

Electric Customers
Residential	400,452	398,493
Commercial	52,920	52,199
Industrial	2,499	2,512
Wholesale	4	4
Other	756	757

Total	456,631	453,965

NiSource Inc.
Schedule 1 — Reconciliation of Net Operating Earnings to GAAP

Three Months Ended March 31, (in millions, except per share amounts)	2008	2007

Net Operating Earnings from Continuing Operations	$189.3	$205.4

Items excluded from operating earnings:
Net Revenues:
Weather — compared to normal	(0.2)	4.7

Operating Expenses:
Transition charges (IBM Agreement)	(1.2)	—
Gain/loss on sale of assets and asset impairments	1.5	(2.8)

Total items excluded from operating earnings	0.1	1.9

Tax effect of above items and other income tax adjustments	—	(0.8)

Reported Income from Continuing Operations — GAAP	$189.4	$206.5

Basic Average Common Shares Outstanding (millions)	273.9	273.6

Basic Net Operating Earnings Per Share from Continuing Operations ($)	0.69	0.75

Items excluded from net operating earnings (after-tax)	—	—

GAAP Basic Earnings Per Share from Continuing Operations	0.69	0.75

NiSource Inc.
Schedule 2 — Quarterly Adjustments by Segment from Operating Earnings to GAAP
For Quarter ended March 31,

2008 (in millions)
		Gas
	Gas	Transmission
	Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	$255.5	$104.4	$38.0	$(0.5)	$(2.7)	$394.7

Net Revenues:
Weather (compared to normal)	(0.9)	—	0.7	—	—	(0.2)

Total Impact — Net Revenues	(0.9)	—	0.7	—	—	(0.2)

Operating Expenses:
Transition charges (IBM Agreement)	(0.8)	(0.2)	(0.2)	—	—	(1.2)
Gain/loss on sale of assets and asset impairments	1.1	0.6	(0.1)	—	(0.1)	1.5

Total Impact — Operating Expenses	0.3	0.4	(0.3)	—	(0.1)	0.3

Total Impact — Operating Income (Loss)	(0.6)	0.4	0.4	—	(0.1)	0.1

Operating Income (Loss) — GAAP	$254.9	$104.8	$38.4	$(0.5)	$(2.8)	$394.8

2007 (in millions)
		Gas
	Gas	Transmission
	Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	$250.9	$107.3	$73.3	$0.3	$(3.3)	$428.5

Net Revenues:
Weather (compared to normal)	4.7	—	—	—	—	4.7

Total Impact — Net Revenues	4.7	—	—	—	—	4.7

Operating Expenses:
Gain/loss on sale of assets and asset impairments	(1.5)	(0.7)	(0.3)	(0.1)	(0.2)	(2.8)

Total Impact — Operating Expenses	(1.5)	(0.7)	(0.3)	(0.1)	(0.2)	(2.8)

Total Impact — Operating Income (Loss)	3.2	(0.7)	(0.3)	(0.1)	(0.2)	1.9

Operating Income (Loss) — GAAP	$254.1	$106.6	$73.0	$0.2	$(3.5)	$430.4

NiSource Inc.
Consolidated Income Statement (GAAP)
(unaudited)

Three Months Ended March 31, (in millions, except per share amounts)	2008	2007

Net Revenues
Gas Distribution	$2,229.7	$1,844.3
Gas Transportation and Storage	357.2	344.3
Electric	331.8	326.0
Other	371.0	330.1

Gross Revenues	3,289.7	2,844.7
Cost of Sales (excluding depreciation and amortization)	2,248.5	1,802.1

Total Net Revenues	1,041.2	1,042.6

Operating Expenses
Operation and maintenance	410.7	376.1
Depreciation and amortization	135.6	134.3
Impairment and (gain) loss on sale of assets	(1.5)	2.9
Other taxes	103.6	100.4

Total Operating Expenses	648.4	613.7

Equity Earnings in Unconsolidated Affiliates	2.0	1.5

Operating Income	394.8	430.4

Other Income (Deductions)
Interest expense, net	(91.8)	(99.1)
Other, net	(1.5)	(2.9)

Total Other Income (Deductions)	(93.3)	(102.0)

Income From Continuing Operations Before Income Taxes	301.5	328.4
Income Taxes	112.1	121.9

Income From Continuing Operations	189.4	206.5

Income from Discontinued Operations — net of taxes	6.0	3.6
Gain (Loss) on Disposition of Discontinued Operations — net of taxes	(96.1)	6.6

Net Income	$99.3	$216.7

Basic Earnings Per Share ($)
Continuing operations	$0.69	$0.75
Discontinued operations	(0.33)	0.04

Basic Earnings Per Share	$0.36	$0.79

Diluted Earnings Per Share ($)
Continuing operations	$0.69	$0.75
Discontinued operations	(0.33)	0.04

Diluted Earnings Per Share	$0.36	$0.79

Dividends Declared Per Common Share ($)	$0.46	$0.46

Basic Average Common Shares Outstanding (millions)	273.9	273.6
Diluted Average Common Shares (millions)	275.4	274.8

NiSource Inc.
Consolidated Balance Sheets
(unaudited)

	March 31,	December 31,
(in millions)	2008	2007

ASSETS
Property, Plant and Equipment
Utility Plant	$17,428.0	$17,295.6
Accumulated depreciation and amortization	(7,819.1)	(7,787.0)

Net utility plant	9,608.9	9,508.6

Other property, at cost, less accumulated depreciation	67.1	67.3

Net Property, Plant and Equipment	9,676.0	9,575.9

Investments and Other Assets
Assets of discontinued operations and assets held for sale	536.3	593.2
Unconsolidated affiliates	74.4	72.7
Other investments	113.4	117.2

Total Investments and Other Assets	724.1	783.1

Current Assets
Cash and cash equivalents	77.4	34.6
Restricted cash	3.8	57.7
Accounts receivable (less reserve of $62.0 and $37.0, respectively)	1,086.2	900.6
Gas inventory	74.0	452.2
Underrecovered gas and fuel costs	245.3	158.3
Materials and supplies, at average cost	79.4	78.1
Electric production fuel, at average cost	59.9	58.1
Price risk management assets	150.1	102.2
Exchange gas receivable	389.1	210.5
Regulatory assets	176.2	215.4
Assets of discontinued operations and assets held for sale	76.6	85.0
Prepayments and other	103.5	107.3

Total Current Assets	2,521.5	2,460.0

Other Assets
Price risk management assets	86.3	25.2
Regulatory assets	874.4	867.5
Goodwill	3,677.3	3,677.3
Intangible assets	338.8	341.6
Postretirement and postemployment benefits assets	167.5	157.8
Deferred charges and other	120.8	121.5

Total Other Assets	5,265.1	5,190.9

Total Assets	$18,186.7	$18,009.9

NiSource Inc.
Consolidated Balance Sheets (continued)
(unaudited)

	March 31,	December 31,
(in millions, except share amounts)	2008	2007

CAPITALIZATION AND LIABILITIES
Capitalization
Common Stockholders’ Equity
Common stock — $0.01 par value, 400,000,000 shares authorized; 274,167,301 and 274,176,752 shares issued and outstanding, respectively	$2.7	$2.7
Additional paid-in capital	4,013.2	4,011.0
Retained earnings	1,047.5	1,074.5
Accumulated other comprehensive income	24.1	11.7
Treasury stock	(23.3)	(23.3)

Total Common Stockholders’ Equity	5,064.2	5,076.6
Long-term debt, excluding amounts due within one year	5,383.0	5,594.4

Total Capitalization	10,447.2	10,671.0

Current Liabilities
Current portion of long-term debt	89.3	33.9
Short-term borrowings	624.7	1,061.0
Accounts payable	755.9	713.0
Dividends declared	63.1	—
Customer deposits	114.4	112.8
Taxes accrued	327.1	188.4
Interest accrued	90.3	99.3
Overrecovered gas and fuel costs	4.4	10.4
Price risk management liabilities	67.5	79.9
Exchange gas payable	571.3	441.6
Deferred revenue	22.4	38.7
Regulatory liabilities	70.4	87.8
Accrued liability for postretirement and postemployment benefits	4.9	4.8
Liabilities of discontinued operations and liabilities held for sale	45.6	20.1
Temporary LIFO liquidation credit	472.3	—
Other accruals	429.7	505.9

Total Current Liabilities	3,753.3	3,397.6

Other Liabilities and Deferred Credits
Price risk management liabilities	10.0	1.7
Deferred income taxes	1,494.5	1,466.2
Deferred investment tax credits	51.6	53.4
Deferred credits	78.5	81.3
Deferred revenue	0.2	0.2
Accrued liability for postretirement and postemployment benefits	566.2	547.8
Liabilities of discontinued operations and liabilities held for sale	141.2	141.3
Regulatory liabilities and other removal costs	1,344.6	1,337.7
Asset retirement obligations	129.6	128.2
Other noncurrent liabilities	169.8	183.5

Total Other Liabilities and Deferred Credits	3,986.2	3,941.3

Commitments and Contingencies	—	—

Total Capitalization and Liabilities	$18,186.7	$18,009.9

NiSource Inc.
Other Information
(unaudited)

	March 31,	December 31,
(in millions, except share amounts)	2008	2007

Total Common Stockholders’ Equity	$5,064.2	$5,076.6

Shares Outstanding (thousands)	274,167	274,177

Book Value of Common Shares	$18.47	$18.52

NiSource Inc.
Statements of Consolidated Cash Flow
(unaudited)

Three Months Ended March 31, (in millions)	2008	2007

Operating Activities
Net income	$99.3	$216.7
Adjustments to reconcile net income to net cash from continuing operations:
Depreciation and amortization	135.6	134.3
Net changes in price risk management assets and liabilities	(9.6)	3.6
Deferred income taxes and investment tax credits	16.7	(0.8)
Deferred revenue	(16.3)	(16.5)
Stock compensation expense	1.4	1.1
Gain on sale of assets	(3.2)	(0.3)
Loss on impairment of assets	1.6	3.2
Income from unconsolidated affiliates	(1.7)	(3.3)
(Gain) loss on disposition of discontinued operations — net of taxes	96.1	(6.6)
Income from discontinued operations — net of taxes	(6.0)	(3.6)
Amortization of discount/premium on debt	1.8	1.8
AFUDC Equity	(1.1)	(0.8)
Changes in assets and liabilities:
Accounts receivable	(152.9)	(83.3)
Inventories	847.3	705.1
Accounts payable	32.1	(19.0)
Customer deposits	1.6	2.0
Taxes accrued	128.4	128.5
Interest accrued	(9.0)	(0.7)
(Under) Overrecovered gas and fuel costs	(93.1)	(101.9)
Exchange gas receivable/payable	(44.0)	(75.6)
Other accruals	(120.9)	(98.1)
Prepayments and other current assets	3.7	25.1
Regulatory assets/liabilities	(36.4)	15.4
Postretirement and postemployment benefits	18.8	(57.7)
Deferred credits	(5.6)	(3.0)
Deferred charges and other noncurrent assets	(7.5)	2.0
Other noncurrent liabilities	(29.0)	8.2

Net Operating Activities from Continuing Operations	848.1	775.8
Net Operating Activities from or (used for) Discontinued Operations	(2.1)	2.6

Net Cash Flows from Operating Activities	846.0	778.4

Investing Activities
Capital expenditures	(190.7)	(147.8)
Proceeds from disposition of assets	12.5	1.5
Restricted cash	72.1	79.7
Other investing activities	(1.4)	(2.9)

Net Investing Activities used for Continuing Operations	(107.5)	(69.5)
Net Investing Activities from or (used for) Discontinued Operations	2.9	(1.1)

Net Cash Flows used for Investing Activities	(104.6)	(70.6)

Financing Activities
Issuance of long-term debt	0.9	—
Retirement of long-term debt	(1.0)	(4.1)
Repurchase of long-term debt	(199.0)	—
Change in short-term debt	(436.3)	(572.2)
Issuance of common stock	0.6	2.1
Acquisition of treasury stock	—	(1.5)
Dividends paid — common stock	(63.1)	(63.0)

Net Cash Flows used for Financing Activities	(697.9)	(638.7)

Increase in cash and cash equivalents	43.5	69.1
Cash contributions to discontinued operations	(0.7)	(1.1)
Cash and cash equivalents at beginning of year	34.6	32.9

Cash and cash equivalents at end of period	$77.4	$100.9

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$104.5	$101.1
Interest capitalized	5.5	3.1
Cash paid for income taxes	2.0	3.4